Exhibit 10.1

FIRST AMENDMENT TO THE
ALBEMARLE CORPORATION
STOCK COMPENSATION AND
DEFERRAL ELECTION PLAN
(As Amended and Restated Effective January 1, 2013)

In accordance with Article 12 of the Albemarle Corporation Stock Compensation and Deferral Election Plan (As Amended and Restated Effective January 1, 2013) (the “Plan”), the Plan is hereby amended as follows:
1.    Section 6.6(b) is amended in its entirety to read as follows:
“(b)    Notwithstanding paragraph (a) hereof, with respect to a Director who does not stand for reelection as a Director for the following Compensation Year pursuant to meeting the Company’s retirement guidelines, any unvested Shares shall not be forfeited but shall vest at the time of the annual meeting when the director effectively retires.”

IN WITNESS WHEREOF, the Corporation by its duly authorized officer and with its seal affixed, has caused these presents to be signed as of this 11th day of July, 2016.

ALBEMARLE CORPORATION

By:	/s/ Karen G. Narwold

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